                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Eurotronics Holdings, Inc. (formerly
Hamilton Exploration Co., Inc.)
Salt Lake City, Utah


We have audited the balance sheet of Eurotronics Holdings, Inc. (a development stage company) as of December 31, 1995 and the related statements of operations, changes in stockholders' equity, and cash flows from the date of inception (January 7, 1982) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hamilton Exploration Co., Inc. as of December 31, 1995 and the results of its operations, its changes in stockholders' equity and its cash flows from the date of inception (January 7,
1982) through December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, since its inception (January 7, 1982), the Company has been in the development stage and has suffered recurring losses from operations. The long term continuation of the Company as a going concern is dependent upon the Company's ability to obtain additional capital. The financial statements do not include any adjustments that might result if the Company is unable to obtain additional capital.



/s/ Anderson, Anderson & Strong
Anderson, Anderson & Strong

June 24, 1996

                           EUROTRONICS HOLDINGS, INC.
                          (A Development Stage Company)
                     Formerly Hamilton Exploration Co., Inc.
                                  BALANCE SHEET
                                December 31, 1995

                                     ASSETS

CURRENT ASSETS
  Cash ......................................................           $  6,056
                                                                        --------
   Total current assets .....................................              6,056

OTHER ASSETS
  Investments - securities (Note 6) .........................            169,812
                                                                        --------
                                                                        $175,868
                                                                        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accrued expenses ........................................           $  52,089
                                                                      ---------
    Total Current Liabilities .............................              52,089
                                                                      ---------
STOCKHOLDERS' EQUITY (Note 1):
  Common stock, $.0001 par value;
   Authorized, 200,000,000 shares;
   Issued, 4,420,336 shares at
   at December 31, 1995 ...................................                 442
  Additional paid-in capital ..............................             884,734
  Deficit accumulated during
    development stage .....................................            (761,397)
                                                                      ---------
                                                                        123,779
                                                                      ---------
                                                                      $ 175,868
                                                                      =========


              The accompanying notes are an integral part of these
                              financial statements

                           EUROTRONICS HOLDINGS, INC.
                          (A Development Stage Company)
                     Formerly Hamilton Exploration Co., Inc.
                            STATEMENTS OF OPERATIONS
                     Years Ended December 31, 1995 and 1994
    Period From Date Of Inception (January 7, 1982) Through December 31, 1995


                                                               Inception
                                                                Through
                                                                Dec. 31,
                                         1995        1994         1995

Revenue:
  Interest income ................   $    --      $    --     $  61,208
                                      ---------   ---------    ---------
                                          --          --         61,208
                                      ---------   ---------    ---------
Expenses:
  Investigation, evaluation and
   exploration of prospective
   mineral properties ............        --           --       424,416
  General and administrative .....     321,124         --       399,616
  Amortization and depreciation ..        --           --         1,000
                                      ---------   ---------    ---------
                                        321,124        --        825,032
                                      ---------   ---------    ---------
Net loss before taxes and
  extraordinary item .............     (321,124)       --       (763,824)
  Tax expense ....................        --           --           183
                                      ---------   ---------    ---------
Loss before extraordinary item ...    (321,124)        --      (764,007)
  Extraordinary item - debt
  settlement (note 7) ............       2,610         --         2,610
                                      ---------   ---------    ---------
NET LOSS .........................   $(318,514)   $    --     $(761,397)
                                      =========   =========    =========
NET INCOME (LOSS) PER COMMON SHARE
  Loss before extraordinary item      $    (.70)   $    --
  Extraordinary item .............          .01         --
                                      ---------    ---------
TOTAL ............................    $    (.69)   $    --
                                      =========    =========
Weighted average number of shares
 outstanding .....................     461,825       54,412
                                      =========    =========

    The accompanying notes are an integral part of these financial statements

                                                     EUROTRONICS HOLDINGS, INC.
                                                    (A Development Stage Company)
                                               Formerly Hamilton Exploration Co., Inc.
                                            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                              Period From Date of Inception (January 7, 1982) Through December 31, 1995


                                                                                                Additional
                                                                 Common Stock    Common Stock     Paid-in    Accumulated
                                                                    Shares         Amount         Capital       Deficit

Issuance of common stock to incorporators
 for cash - 1982 ...........................................    15,000,000    $     1,500   $    28,500   $      --
Change in number of shares issued to .......................          --             --            --            --
 incorporators and price per share - 1983 ..................     2,142,857            214      (   214)          --
Issuance of common stock for cash - 1983 ...................    14,285,715          1,429        23,571          --
Public stock offering for cash, net of $111,627
 in underwriting expenses - 1984 ...........................    49,500,000          4,950       378,423          --
Sale of warrants (no warrants exercised - expired 1989) ....          --             --             100          --
Net loss for the period from date of inception
 (January 7, 1982) through December 31, 1993 ...............          --             --            --      ( 442,883)
                                                               -----------   -----------   -----------    -----------
Balance December 31, 1993 ..................................    80,928,572          8,093       430,380     (442,883)
                                                               -----------   -----------   -----------    -----------
Results of operations year ended December 31, 1994 .........          --             --            --            --
                                                               -----------   -----------   -----------    -----------
Balance December 31, 1994 ..................................    80,928,572          8,093       430,380    ( 442,883)
                                                                -----------   -----------   -----------    -----------
Reverse stock split 1 for 1,500 ............................   (80,874,160)   (     8,088)        8,088           --
Issuance of shares for no determinable
 consideration - May, 1995 .................................        76,667              8     (     8)           --
Issuance of shares for cash - July, 1995 ...................       172,500             17        17,233          --
Issuance of shares for services - July, 1995 ...............        10,000              1           999          --
Issuance of shares for debt - July, 1995 (note 7) ..........       226,500             23        22,627          --
Isuance of shares for cash - November, 1995 ................       510,000             51        50,949          --
Issuance of shares for services - November, 1995 ...........       112,000             11        11,189          --
Issuance of shares for cash - December, 1995 ...............       222,222             22        39,978          --
Issuance of shares for services - December, 1995 ...........     1,337,921            134       133,658          --
Issuance of shares for assets - December, 1995 .............     1,698,114            170       169,641          --
Results of operations year ended December 31, 1995 .........          --             --            --        (318,514)
                                                                -----------   -----------   -----------    -----------
Balance December 31, 1995 ..................................     4,420,336    $       442   $   884,734   $  (761,397)
                                                                ===========   ===========   ===========    ===========


                               The accompanying notes are an integral part of these financial statements
                                      A-4

                                                     EUROTRONICS HOLDINGS, INC.
                                                    (A Development Stage Company)
                                               Formerly Hamilton Exploration Co., Inc.
                                                      STATEMENTS OF CASH FLOWS
                                               Years Ended December 31, 1995 and 1994
                              Period From Date Of Inception (January 7, 1982) Through December 31, 1995

                                                                                                                         Inception
                                                                                                                           Through
                                                                                                                          Dec. 31,
                                                                              1995                         1994             1995
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net (Loss) ....................................................         $(318,514)                   $    --            $(761,397)
                                                                                                       ---------          ---------
  Adjustments to reconcile net (loss) to net cash
  used by operating activities:

     Increase (decrease) in accrued liabilities .................            47,679                         --               52,089
     Services paid with common stock ............................           145,992                         --              145,992
     Common stock issued for debt ...............................            22,650                         --               22,650
                                                                                                       ---------          ---------
     Total adjustments ..........................................           216,321                         --              220,731
                                                                                                       ---------          ---------
  Net cash (used) by operating activities .......................          (102,193)                        --            ( 540,666)
                                                                           ----------                  ---------          ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Capital contributions by incorporators ........................              --                           --               55,000
  Proceeds from public stock offering ...........................              --                           --              383,473
  Issuance of common stock for cash .............................           108,249                         --              108,249
                                                                                                       ---------          ---------
  Net cash provided by financing activities .....................           108,249                         --              546,722
                                                                                                       ---------          ---------

Net increase in cash ............................................             6,056                         --                6,056

Cash, beginning .................................................              --                           --                 --
                                                                                                       ---------          ---------
Cash, ending ....................................................         $   6,056                    $    --            $   6,056
                                                                            ===========                =========          =========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
  Issuance of common stock for services .........................         $ 145,992                    $    --            $ 145,992
                                                                                                       =========          =========
  Issuance of common stock for debt .............................         $  22,650                    $    --            $  22,650
                                                                                                       =========          =========
  Issuance of common stock for investments ......................         $ 169,812                    $    --            $ 169,812
                                                                                                       =========          =========

                              The accompanying notes are an integral part of these financial statements
                                      A-5

                           EUROTRONICS HOLDINGS, INC.
                          (A Development Stage Company)
                     Formerly Hamilton Exploration Co., Inc.
                          NOTES TO FINANCIAL STATEMENTS
                        As of December 31, 1995 and 1994


1.  BUSINESS ACTIVITY

     The Company was incorporated as a Utah corporation on January 7, 1982 for the primary purpose of investigating and evaluating prospective mineral properties for possible acquisition. On January 27, 1982, the Company sold 15,000,000 shares of its $.001 par value common stock for investment purposes to two corporations and four individuals at $.002 per share for a total of $30,000. On July 27, 1983, the Company adjusted the number of shares issued to reflect a purchase price of $.00175 per share instead of $.002 per share. On August 5, 1983, the Company sold an additional 14,285,714 shares at $.00175 to two affiliated corporations and two individuals for $25,000. During 1984, the Company sold 49,500,000 shares of its common stock to the public at $.01 per share and received net proceeds of $383,373. On May 22, 1995 the Company adopted a 1,500 to 1 reverse stock split. On May 23, 1995 the Company issued 76,667 shares of common stock for services of undetermined value. Also during 1995 an additional 4,289,257 shares were issued: 904,722 for cash, 1,459,921 for services, 226,500 for debt, and 1,698,114 for other assets.

     On December 20, 1995 the Company approved an Agreement and Plan of Exchange between the Company, Eurotronics International Incorporated (EII) and EII's shareholders. The agreement stipulated that the Company issue and exchange shares of its common stock for all of the issued and outstanding shares of the common stock of EII. On May 8, 1996, the Company, EII and EII,s shareholders executed a rescission of the agreement. The rescission was made effective as of the date of the original agreement, December 20, 1995. Pursuant to the agreement, all shares of stock previously issued were returned, and all parties agreed to hold one another harmless. Consistent with the effective date of the rescission, this transaction has been considered void from its inception and, therefore, is not reflected in the financial statements.

     The Company's unpatented mining claims and mineral leases which were acquired in 1987 have been lost because the Company had insufficient capital to pay the mineral lease requirements and to perform the required minimum assessment work. Between 1987 and April, 1994, the Company's activity was largely restricted to maintaining its corporate legal status. The Company's current business plan is to merge with or acquire another business entity.

                           EUROTRONICS HOLDINGS, INC.
                          (A Development Stage Company)
                     Formerly Hamilton Exploration Co., Inc.
                    NOTES TO FINANCIAL STATEMENTS - Continued
                        As of December 31, 1995 and 1994

2.  GOING CONCERN

     The Company is in the development stage and its continuation as a going concern will ultimately depend upon obtaining additional capital. The Company believes it can sustain its existence for the next twelve months.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization Costs

     Organization costs were capitalized and amortized over 60-month period on a straight-line basis.

Exploration Expenses

     Exploration expenditures were charged to expense as incurred. No mineral reserves feasible for development were discovered.

Income (Loss) Per Share

     The computation of income (loss) per common share is based on the average number of shares outstanding during the period. A reverse stock split in May, 1995 is considered to have occurred retroactively for all periods shown in statements of operations.

4. INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect of the change in accounting principle is immaterial. At December 31, 1995 the Company had a net operating loss ("NOL") carryforward for United States income tax purposes of approximately $760,000. The NOL carryforward expires in increments beginning in 1999. The Company's ability to utilize its net NOL carryforward is subject to the realization of taxable income in future years, and under certain circumstances, the Tax Reform Act of 1986 restricts a corporation's use of its NOL carryforward. Furthermore, due to the Company's issuance of additional stock in 1995, the use of its NOL carryforward could be substantially limited. The Company believes that there is at least a 50% chance that the carryforward will expire unused, therefore, no tax benefit has been reported in the financial statements.

                           EUROTRONICS HOLDINGS, INC.
                          (A Development Stage Company)
                     Formerly Hamilton Exploration Co., Inc.
                    NOTES TO FINANCIAL STATEMENTS - Continued
                        As of December 31, 1995 and 1994

5. RELATED PARTY TRANSACTIONS

     On June 29, 1995 the Company entered into a consulting agreement with Canton Financial Services Corporation (CFS). At the time the consulting agreement was executed, Richard Surber was the sole officer and sole director of CFSC and also a director and vice president of the Company. On April 1, 1996 the Company executed a new consulting agreement with CFSC which replaced the previous one. Mr. Surber is no longer associated with the Company as an officer or director. During 1995 the Company issued a total of 112,000 shares of its common stock to CFS for services rendered in the amount of $11,200. The Company also issued 185,600 shares to Richard Surber to satisfy a debt owed to CFS for services rendered in the amount of $18,560, and 333,000 shares for services rendered in the amount of $33,300.

     During 1995 the Company issued 141,900 shares of its common stock to Ken Kurtz, the former president of the Company, for services rendered in the amount of $14,190. The Company also issued 83,792 shares to Parkstreet Investments for services relating to the Eurotronics International acquisition in the amount of $8,379. Mr. Kurtz is president of Parkstreet Investments.

     In December of 1995, the Company executed several stock exchange and stock purchase agreements with companies which are under common control. All shares of stock issued pursuant to these agreements are restricted as regulated by Rule 144 under the Securities Act. The stock exchange and purchase agreements were executed between the Company and: BRIA Communications, OMAP Holdings Incorporated, and Tianrong Building Material Holdings, Ltd. At the time of the of the exchanges, the Company's president was also an officer and director of each of the other three corporations.

6. INVESTMENTS

         Investment securities consist of the following at December 31, 1995:

              Company                                  Amount

         OMAP                                         $ 56,604
         Tianrong                                       56,604
         BRIA Communications                            56,604

                                                      $169,812

                           EUROTRONICS HOLDINGS, INC.
                          (A Development Stage Company)
                     Formerly Hamilton Exploration Co., Inc.
                    NOTES TO FINANCIAL STATEMENTS - Continued
                        As of December 31, 1995 and 1994

6. INVESTEMENTS - continued

     Investments in equity securities that have readily determinable fair values are stated at their market value in accordance with Financial Accounting Standards ("FAS") No. 115. None of the above securities meets the specified requirements of FAS No. 115 because they are restricted under Rule 144 of the Securities Act. Valuation of other equity security investments are based on acquisition costs. Markdowns are made to reflect significant impairment in values.

7. DEBT SETTLEMENT

     During 1995, the Company settled a debt with its transfer agent for cash, resulting in a gain of $2,610. Also during 1995, the Company settled other debt through the issuance of equity shares with no gain or loss, since the value of shares issued was considered to be equal to the amount of the debt.

8. SUBSEQUENT EVENTS

     Refer to Note 1. for a discussion of the rescinded transaction with Eurotronics International Incorporated and its shareholders.